UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2010

Dollar General Corporation

(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee	37072
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (615) 855-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 24, 2010, the Compensation Committee of the Board of Directors of Dollar General Corporation (the “Company”) approved various matters relating to the fiscal 2010 compensation of the executive officers of the Company identified in the table below (the “named executive officers”), among others. Mr. Dreiling’s fiscal 2010 compensation was not addressed at that time, as the Compensation Committee has begun negotiations with Mr. Dreiling to extend his employment agreement, and his new compensation is anticipated to be established in that process.

Base Salary Adjustments

Annual base salary increases approved by the Compensation Committee will be effective April 1, 2010 for each of the named executive officers as set forth below:

Name and Position	Annual Base Salary Effective April 1, 2010
David Tehle, Executive Vice President and CFO	$644,896
Kathleen Guion, Executive Vice President, Division President, Store Operations and Store Development	$623,598
Todd J. Vasos, Executive Vice President, Division President, Chief Merchandising Officer	$623,598
Susan Lanigan, Executive Vice President and General Counsel	$481,836

Fiscal 2010 Teamshare Bonus Program

The fiscal 2010 annual bonus program (the “2010 Teamshare Program”) applicable to the named executive officers, among others, was approved by an independent subcommittee of the Compensation Committee. Under the 2010 Teamshare Program, the named executive officers will be eligible to receive a cash bonus payment equal to a certain percentage of base salary based upon the Company’s achievement in fiscal 2010 of two pre-established financial performance measures. The first financial performance measure, which is weighted at 90% of the total 2010 Teamshare bonus, is based upon earnings before interest, taxes, amortization and depreciation (“EBITDA”), as calculated in accordance with the Company’s credit agreements and further adjusted for certain additional factors.  The second financial performance measure, which is weighted at 10% of the total 2010 Teamshare bonus, is return on invested capital (“ROIC”), calculated as total return (calculated as the sum of operating income, depreciation and amortization and minimum rentals, less taxes) divided by average invested capital of the most recent five quarters (calculated as the sum of total assets and accumulated depreciation and amortization, less cash, goodwill, accounts payable, other payables, accrued liabilities, plus 8x minimum rentals), as further adjusted for certain additional factors.

The Committee established threshold and target performance levels for each of the EBITDA-based and ROIC performance measures.  The thresholds represent the performance levels below which no bonus may be paid with respect to a particular performance component. There is no maximum level of EBITDA-based or ROIC performance associated with the 2010 Teamshare Program, although any individual payout under the program is capped at $5 million.

The Committee established the target EBITDA-based performance level for the 2010 Teamshare program at the same level as the Company’s 2010 annual financial plan objective and established the threshold EBITDA-based performance level at 95% of that target level.  The Committee established the threshold ROIC performance level at the Company’s 2009 ROIC year-end actual result. The Committee established the ROIC target performance level by determining the expected level of improvement over the 2009 ROIC year-end actual result based on productivity enhancements. Specifically, the Company determined the ROIC level that would result if the Company were to achieve 110% of the EBITDA target performance level.  The Company then divided the difference between that ROIC level and the threshold ROIC level described above over pro rata increments between those levels to arrive at the ROIC target performance level that was approved by the Committee.

The bonus payable to each named executive officer if the Company reaches the 2010 target performance levels for each of the EBITDA-based and ROIC financial measures is equal to 65% of each executive’s salary. Because the Committee seeks to extend Mr. Dreiling’s employment agreement and is in the process of negotiating a new agreement with him, the Committee has not yet approved his target payout percentage in connection with the 2010 Teamshare program. However, the Committee expects to do so within 90 days of the start of our 2010 fiscal year. Mr. Dreiling currently has the contractual right to participate in the program with a target payout percentage of 100% of his base salary.

Payments for EBITDA-based and ROIC performance below or above the target level are prorated on a graduated scale commensurate with performance levels.  For each 1% EBITDA increase between the threshold performance level (which is 95% of target) and 110% of the target performance level, the corresponding payout increases by 9% of the target payout amount (based upon the named executive officer’s target payout percentage).  For each 1% EBITDA increase above 110% of the target performance level, the payout increases by 10.24% of the target payout amount (based upon the named executive officer’s target payout percentage).  For ROIC, each 0.67% increase in performance between the threshold performance level and the target performance level increases the payout percentage by 1%.  For each 0.67% increase in ROIC performance above the target performance level, the bonus payout increases by 1%, and above 200% of the target payout level, the bonus payout increases by 1.14%.  Payout percentages greater than 200% of the target payout levels are based on an approximate sharing between the Company and the 2010 Teamshare Program participants of 20% of the incremental EBITDA dollars earned above the 110% EBITDA performance level, split 90% to EBITDA and 10% to ROIC.

As a threshold matter, unless required by contract, no named executive officer is eligible to receive a bonus under the 2010 Teamshare Program if that officer receives an “unsatisfactory” overall subjective individual performance rating and payment of any bonus is in the Committee’s discretion if the named executive officer receives a “needs improvement” overall individual performance rating.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 30, 2010	DOLLAR GENERAL CORPORATION

		By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Executive Vice President and General Counsel